CERTIFICATE OF AMENDMENT
OF
BYLAWS
OF
HOPE BANCORP, INC.

The undersigned, Kevin S. Kim, hereby certifies that:
1.    He is the duly elected and acting President and Chief Executive Officer of Hope Bancorp, Inc., a Delaware corporation formerly known as BBCN Bancorp, Inc. (the “Corporation”).
2.     Effective at the close of business on July 29, 2016, each reference in the Amended and Restated Bylaws of the Corporation, dated as February 19, 2015 (the “Bylaws”), to “BBCN Bancorp, Inc.” is hereby amended to refer to the Corporation’s new name, “Hope Bancorp, Inc.”
3.    Effective at the close of business on July 29, 2016, the Bylaws are hereby further amended to add the following new Article II, Section 9:
Section 9. Board Composition and Other Governance Matters at Merger Effective Time
9.1 The Board of Directors has resolved that the governance and other provisions set forth in this Article II, Section 9 shall apply and become effective at the Effective Time (as defined in the Agreement and Plan of Merger, dated as of December 7, 2015, by and between the Corporation and Wilshire Bancorp, Inc. (“WIBC”), as may be amended from time to time (the “Merger Agreement”)).
9.2 The Board of Directors shall consist of 16 members. Prior to the earlier of (i) the first anniversary of the Effective Date or (ii) the first regularly scheduled Annual Meeting of the Corporation’s stockholders held after the Effective Date, the size of the Board may not be increased or decreased except as provided in Section 9.6 of this Article II. Effective as of the Effective Time, nine members of the Board of Directors shall be current members of the Board of Directors designated by the Corporation (such nine persons being referred to in this Article II, Section 9 as the “Continuing BBCN Directors”), and seven members of the Board of Directors shall be current members of the board of directors of WIBC designated by WIBC (such seven persons being referred to in this Article II, Section 9 as the “Continuing WIBC Directors”).
9.3 Effective as of the Effective Time, Mr. Steven Koh shall serve as Chairman of the Board of Directors.
9.4 Effective as of the Effective Time, Mr. Steven Koh shall serve as Chairman of the board of directors of BBCN Bank.

9.5 Subject to any independence and expertise requirements under Applicable Legal Requirements, at the Effective Time (i) the Nomination and Governance Committee shall be chaired by a Continuing BBCN Director, (ii) the Human Resources and Compensation Committee of the Board of Directors shall be chaired by a Continuing BBCN Director, (iii) the Lead Independent Director of the Board of Directors shall be a Continuing BBCN director and (iv) the Executive Committee of the Board of Directors shall be chaired by a Continuing WIBC Director.
9.6 This Article II, Section 9 may not be modified, amended or repealed, and any provision of these Bylaws inconsistent with the provisions of this Article II, Section 9 may not be adopted, unless in each case such action has been approved by at least a majority of the Continuing BBCN directors and a majority of the Continuing WIBC directors, in addition to any other approvals which may be required by these Bylaws, the Corporation’s Certificate of Incorporation and Applicable Law. In the event of any inconsistency between any provision of this Article II, Section 9 and any other provision of the Certificate of Incorporation or these Bylaws, the provisions of this Article II, Section 9 shall govern and control.

9.7 Whenever it is stated in this Article II, Section 9 that a specified action shall require the affirmative vote of a specified percentage of the full Board of Directors, if the application of such percentage does not result in a whole number of required votes, the vote required to approve, adopt or ratify any such action shall be the next highest whole number.

4. The foregoing amendments of the Corporation’s Bylaws were duly approved by the Board of Directors of the Corporation on July 14, 2016, and subsequently ratified by the Board of Directors of the Corporation on August 1, 2016, and shall be filed by the undersigned with the corporate records of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Bylaws as of this 1st day of August, 2016.

/s/ Kevin S. Kim
Kevin S. Kim
President & Chief Executive Officer